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                                                                     EXHIBIT 3.2


                           ARTICLES OF FIFTH AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          TOURJETS AIRLINE CORPORATION


Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:


FIRST:   Amendment adopted:

         ARTICLE IV - CAPITAL STOCK -. Participating Preferred Stock



PARTICIPATING PREFERRED STOCK

         Prior to this offering, the Board of Directors has classified and designated 3,000,000 of its authorized shares of preferred stock as Participating Preferred Stock and authorized the issuance thereof. When issued, the Participating Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Preferred Stock will have no preemptive rights with respect to any shares of our capital stock or any other securities convertible into or carrying rights or options to purchase any of these shares. The Participating Preferred Stock will not be subject to any sinking fund or other obligation of the company to redeem or retire the Preferred Stock. The Preferred Stock will have a perpetual term, with no maturity.

         Ranking. The shares of Preferred Stock will rank senior to the Junior Stock (as defined below), including the shares of common stock, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. While any shares of Preferred Stock are outstanding, we may not authorize, create or increase the authorized amount of any class or series of shares that ranks prior to or senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Preferred Stock. However, we may create additional classes of shares, increase the authorized number of shares of preferred stock or issue series of preferred stock ranking junior to or on a parity with the Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up without the consent of any holder of Preferred Stock.

         Primary Dividends. Holders of Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors, out of our funds legally available for payment thereof, cumulative cash dividends. These dividends will be $2.56 per share equal to 10.25% per annum of the applicable liquidation of $25.00 per share. Dividends will accrue from the date of the original issuance of the Preferred Stock. All dividends payable on the Preferred Stock for any

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period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are cumulative from the most recent dividend payment date to which full dividends have been paid, whether or not in any dividend period or periods such dividends shall be declared or there shall be funds of the company legally available for the payment of such dividends. Accumulations of dividends on Preferred Stock will not bear interest.

         No dividend will be declared or paid or other distribution of cash or other property declared or made directly by us or any person acting on our behalf on any shares of capital stock ranking junior to or on parity with the Preferred Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on all series of the Preferred Stock for all prior and contemporaneous dividend periods.

         No distributions on the Preferred Stock shall be authorized by our Board of Directors or paid or set apart for payment by us at such time as the terms and provisions of any agreement of the company, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Distributions on the Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of these distributions and whether or not these distributions are authorized. Accrued but unpaid distributions on the Preferred Stock will not bear interest and holders of the Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above and the participating dividends described below.

         We will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) (other than in Junior Stock) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan of the company or any subsidiary, or a conversion into or exchange for Junior Stock), unless (A) all cumulative dividends with respect to the Preferred Stock and any shares at the time such dividends are payable have been paid or such dividends have been declared and funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Preferred Stock and any shares ranking on parity with the Preferred Stock.

         Any distribution payment made on the Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

         As used herein, (i) the term "dividend" does not include dividends payable solely in Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, and (ii) the term "Junior Stock" means the Common stock, and any other class of shares of our capital stock now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to the Preferred Stock.



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         Participating Dividends. The holders of the Preferred Stock will be entitled to receive, in addition to the primary dividends, non-cumulative participating dividends if dividends are declared and paid on our common stock. The amount of the participating dividend will be equal on a per share basis to the dividend paid on our common stock.

         The amount of the participating dividend to which the holder of each share of Preferred Stock is entitled is subject to anti dilution adjustment upon certain events, including (i) the payment of dividends (and other distributions) payable in shares of common stock on any class of our capital stock, (ii) the issuance to all holders of shares of common stock of certain rights or warrants entitling them to subscribe for or purchase shares of common stock at a price per share less than the fair market value (as defined in the Articles of Incorporation) per share of common stock, (iii) subdivisions, combinations and reclassifications of shares of common stock and (iv) distributions to all holders of shares of common stock of evidences of our indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and dividends and distributions paid in cash) other than shares issued pursuant to the 2000 stock option plan or any other company benefit plan approved by our board of directors.

         Liquidation Preference. The holders of Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of the company, whether voluntary or involuntary, an amount equal to the original purchase price of $25.00 per share, plus an amount per share equal to all dividends accrued and unpaid (whether or not declared) thereon to the date of final distribution to the holders, and no more.

         Until the holders of the Preferred Stock have been paid their liquidation preference and all accrued and unpaid dividends in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the company. If, upon any liquidation, dissolution or winding up of the company, our assets, or proceeds thereof, distributable among the holders of the Preferred Stock are insufficient to pay in full the applicable liquidation preference and all accrued and unpaid dividends and the liquidation preference and all accrued and unpaid dividends with respect to any other shares of capital stock ranking on parity with the Preferred Stock, then such assets, or the proceeds thereof, will be distributed among the holders of Preferred Stock and any such capital stock ranking on parity with the Preferred Stock ratably in accordance with the respective amounts which would be payable on such Preferred Stock and any such capital stock ranking on parity with the Preferred Stock if all amounts payable thereon were paid in full. Each of (i) a consolidation, merger or share exchange in which, as a result of the transaction, our shareholders immediately prior to the closing of the transaction do not own a majority of the capital stock or equivalent interests in the surviving entity of such transaction or (ii) a sale or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the company and entitle the holders of the Preferred Stock to their liquidation preference.

         Voting Rights. Except as indicated below, the holders of Preferred Stock will have no voting rights.

         The approval of two-thirds of the outstanding Preferred Stock, either at a meeting of

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stockholders or by written consent, is required in order to amend the Articles of Incorporation to affect materially and adversely the rights, preferences or voting powers of the holders of the Preferred Stock or to authorize, create or increase the authorized amount of any class of shares having rights senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the series of capital stock ranking on parity with the Preferred Stock, the consent of the holders of at least two-thirds of the outstanding shares of each such series affected is required in lieu of the consent of the holders of two-thirds of the capital stock ranking on parity with the Preferred Stock as a class). However, we may create additional classes of capital stock ranking on parity with the Preferred Stock and Junior Stock, increase the authorized number of shares of capital stock ranking on parity with the Preferred Stock and Junior Stock and issue additional series of capital stock ranking on parity with the Preferred Stock and Junior Stock without the consent of any holder of Preferred Stock.

         The holders of Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.


SECOND:  The date of the above amendment's adoption is October 16, 2001.

THIRD:   Adoption of Amendment:

         The amendment was adopted by a majority of the shareholders at a special meeting on October 16, 2001. The number of votes cast for the amendment were sufficient for approval.


         Signed this __16__ day of October, 2001.




                                         ---------------------------------------
                                         Serge F. Feller, President